Exhibit 10.3

RECEIVABLES PURCHASE

AND SALE AGREEMENT

DATED AS OF DECEMBER 19, 2012

AMONG

MOHAWK CARPET DISTRIBUTION, INC. AND

DAL-TILE DISTRIBUTION, INC.,

AS ORIGINATORS,

AND

MOHAWK FACTORING, LLC,

AS THE BUYER

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EXHIBITS AND SCHEDULES

EXHIBIT I	—	Definitions
EXHIBIT II	—	Principal Place of Business; Location(s) of Collection Records; Federal Employer Identification Number; Organizational Identification Number; Other Names
EXHIBIT III	—	Form of Compliance Certificate
EXHIBIT IV	—	Form of Purchase Report

SCHEDULE A	—	List of Documents to Be Delivered to the Buyer Prior to Effectiveness

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RECEIVABLES PURCHASE AND SALE AGREEMENT

THIS RECEIVABLES PURCHASE AND SALE AGREEMENT, dated as of December 19, 2012, is by and among Mohawk Carpet Distribution, Inc., a Delaware corporation (“Mohawk Distribution”), Dal-Tile Distribution, Inc., a Delaware corporation (“Dal-Tile”); each of Mohawk Distribution, Dal-Tile and any other Person that becomes an “Originator” hereunder pursuant to Section 7.9(b) hereof, an “Originator” and collectively the “Originators”), and Mohawk Factoring, LLC, a Delaware limited liability company (“Buyer”).

PRELIMINARY STATEMENTS

Pursuant to the terms of that certain Third Amended and Restated Receivables Purchase and Sale Agreement dated as of September 2, 2009 (as amended, the “Existing Agreement”) by and among the Originators, as sellers, and Mohawk Factoring II, Inc., a Delaware corporation formerly known as Mohawk Factoring, Inc. (the “Previous Buyer”), as buyer, the Originators sold Receivables to Previous Buyer.

Each of the Originators party to this Agreement on the date hereof and the Previous Buyer intended that the past transfers of Receivables under the Existing Agreement be true sales to the Previous Buyer thereunder.

The Buyer is a wholly-owned Subsidiary of Previous Buyer and pursuant to that certain Contribution Agreement effective as of December 1, 2012 (the “Contribution Agreement”), Previous Buyer contributed to Buyer all Receivables of Previous Buyer.

Each of the Originators and the Buyer intend that all transfers of Receivables hereunder, be true sales to the Buyer by such Originator of the Receivables originated by it, providing the Buyer with the full benefits of ownership of such Receivables, and none of the Originators nor the Buyer intends these transactions to be, or for any purpose to be characterized as, loans from the Buyer to such Originator.

Each of the Originators acknowledges that from and after the date hereof, the Buyer intends to finance purchases of Receivables from the Originators, in part, from the proceeds of loans made pursuant to a Credit and Security Agreement of even date herewith (the “Credit and Security Agreement”) among the Buyer, as the borrower, Mohawk Servicing, LLC, a Delaware limited liability company, as the initial Servicer, the Lenders thereunder, the Co-Agents thereunder and SunTrust Bank, as administrative agent for the Co-Agents and the Lenders (in such capacity, together with its successors, the “Administrative Agent”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASE

Section 1.1. Purchase of Receivables.

(a)	In consideration for the Purchase Price paid to each Originator upon the terms and subject to the conditions set forth herein, each Originator does hereby sell, assign, transfer, set-over and otherwise convey to the Buyer, without recourse (except to the extent expressly provided herein), and the Buyer does hereby purchase from such Originator all Receivables originated on and after December 1, 2012 by such Originator through and including the Termination Date, together, in each case, with all Related Security relating thereto. In accordance with the preceding sentence, the Buyer shall acquire all of each Originator’s right, title and interest in and to all Receivables arising on and after the date hereof through and including the Termination Date, together with all of such Originator’s rights in and to all Related Security relating thereto. The Buyer shall be obligated to pay the Purchase Price for the Receivables purchased hereunder from each Originator in accordance with Section 1.2. From and after the Termination Date, the Buyer shall not be obligated to purchase Receivables from any Originator.

(b)	On each Monthly Reporting Date, each Originator shall (or shall require the Servicer to) deliver to the Buyer a report in substantially the form of Exhibit IV hereto (each such report being herein called a “Purchase Report”) with respect to the Receivables sold by such Originator to the Buyer during the Calculation Period most recently ended. In addition to, and not in limitation of, the foregoing, in connection with the payment of the Purchase Price for any Receivables purchased hereunder, the Buyer may request that the applicable Originator deliver, and such Originator shall deliver, such approvals, opinions, information or documents as the Buyer may reasonably request.

(c)

It is the intention of the parties hereto that each Purchase of Receivables from an Originator made hereunder shall constitute a sale, which sale is absolute and irrevocable and provides the Buyer with the full benefits of ownership of the Receivables originated by such Originator. Except for the Purchase Price Credits owed to such Originator pursuant to Section 1.3, the sale of Receivables hereunder by each Originator is made without recourse to such Originator; provided, however, that (i) such Originator shall be liable to the Buyer for all representations, warranties, covenants and indemnities made by such Originator pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by the Buyer or any assignee thereof of any obligation of such Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of such Originator. In view of the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, each Originator agrees that it will, on or prior to the date hereof and in accordance with Section 4.1(e)(ii), make appropriate notation in its computer files relating to the Receivables originated by it with a legend properly evidencing that the Buyer has purchased such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to the Buyer. Upon the request of the Buyer or the Administrative Agent (as the Buyer’s assignee), each Originator will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of the Buyer’s ownership interest in the Receivables originated by such Originator and the Related Security with respect thereto, or as the Buyer may reasonably request.

Section 1.2. Payment for the Purchases.

(a)	The Purchase Price for the Purchase from each Originator of its Receivables in existence as of the close of business on the applicable Initial Cutoff Date and not previously assigned or transferred to the Buyer, if any, shall be payable in full by the Buyer to such Originator on the Business Day following such Initial Cutoff Date in immediately available funds.

(b)	The Purchase Price for each Receivable coming into existence after the applicable Initial Cutoff Date shall be due and owing in full by the Buyer to the applicable Originator or its designee in immediately available funds on the date each such Receivable came into existence except that the Buyer may, with respect to any such Purchase Price:

(i)	offset against such Purchase Price any amounts owed by such Originator to the Buyer hereunder and which have become due but remain unpaid; and/or

(ii)	elect to defer payment of all or any portion of the Purchase Price for Receivables originated by such Originator during the same Calculation Period (based on the information contained in the Purchase Report delivered by such Originator for the Calculation Period then most recently ended) until the next succeeding Settlement Date.

Section 1.3. Purchase Price Credit Adjustments. If on any day:

(a)	the Outstanding Balance of a Receivable purchased from any Originator is:

(i)	reduced as a result of any defective or rejected or returned goods or services or any other adjustment (other than to reflect Collections on account of such Receivable) by any Originator or any Affiliate thereof, or as a result of any tariff or other governmental or regulatory charge, or

(ii)	reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related or an unrelated transaction), or

(iii)	reduced by the Servicer on account of the obligation of any Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

(iv)	less than the amount included in calculating the Net Pool Balance for purposes of any Monthly Report (for any reason other than such Receivable becoming a Defaulted Receivable), or

(b)	any of the representations and warranties set forth in Section 2.1(h), (i), (o), (p) and (q) hereof is not true when made or deemed made with respect to any Receivable,

then, in such event, the Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable to the applicable Originator hereunder equal to the Purchase Price paid by the Buyer with respect to such Receivable (less any Collections received on or after the date of purchase to and including the date that the Purchase Price Credit is determined). Each Purchase Price Credit shall be deemed to be a collection of the related Receivable. If such Purchase Price Credit exceeds the Original Balance of the Receivables originated by the applicable Originator on any day, such Originator shall pay the remaining amount of such Purchase Price Credit in cash on or prior to the earlier of (i) the next Settlement Date or (ii) the Termination Date.

Section 1.4. Payments and Computations, Etc. All amounts to be paid or deposited by the Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of the applicable Originator designated from time to time by such Originator or as otherwise directed by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, interest that accrues at the Default Rate with respect to any amounts then due until paid in full; provided, however, that such Default Rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed.

Section 1.5. Transfer of Collection Records; License of Software; Access to Contracts. In connection with, and in consideration of, the Purchase from each Originator of Receivables originated by it, each Originator will deliver to the Buyer or to the Servicer, on behalf of the Buyer, originals or copies (in written, photostatic, electronic or other mutually acceptable form) of such Originator’s Collection Records relating to all Receivables sold by it hereunder. Each Originator shall permit the Servicer and the Buyer (or their respective assigns including, for so long as the Credit and Security Agreement remains in effect, the Administrative Agent) during such Originator’s normal business hours and without undue disruption to the Originator’s operations, at the expense of the Buyer or the Servicer, as applicable (but in no event at the expense of the Administrative Agent), to inspect and copy all such Collection Records and other books and records regarding the Receivables and the Contracts solely for purposes of administering and collecting the Receivables hereunder and under the Servicing Agreement. In order to facilitate such administration, collection and servicing of such Receivables, each

Originator hereby grants to each of the Buyer, Servicer, and, for so long as the Credit and Security Agreement remains in effect, the Administrative Agent, an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by such Originator to account for such Receivables, to the extent necessary to administer such Receivables, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, such Originator hereby agrees that upon the request of the Servicer or the Buyer (or, for so long as the Credit and Security Agreement remains in effect, the Administrative Agent) such Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the later to occur of (i) the Final Payout Date, and (ii) the date on which this Agreement terminates in accordance with its terms.

Section 1.6. Characterization. If, notwithstanding the intention of the parties expressed in Section 1.1(c), any sale by an Originator to the Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Receivables by each Originator hereunder shall constitute a true sale thereof, such Originator hereby grants to the Buyer a duly perfected security interest in all of such Originator’s right, title and interest in and to all Receivables of such Originator which exist on the date hereof or arise thereafter through and including the Termination Date, together with all Related Security with respect thereto, all other rights and payments relating to such Receivables and all proceeds of the foregoing, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables purchased from such Originator together with any Purchase Interest applicable thereto and all other obligations of such Originator hereunder, which security interest shall be prior to all other Adverse Claims thereto. Upon the occurrence of a Termination Event, the Buyer shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor upon default under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of Originators. Each Originator (solely with respect to itself) hereby represents and warrants to the Buyer on the date of the Purchase from such Originator hereunder and, except for representations and warranties that are limited to a certain date, on each date that any Receivable is originated by such Originator on or after the date of such Purchase through and including the Termination Date, that:

(a) Existence and Power. Such Originator (a) is duly organized or formed, validly existing and, as applicable, in good standing or the equivalent thereof (to the extent applicable) under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing or the equivalent thereof (to the extent applicable) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, No Contravention. The execution, delivery and performance by such Originator of each Transaction Document to which such Originator is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Originator’s organization documents; (b) conflict with or result in any breach or contravention of, or the creation of any Adverse Claim under (i) any material provision of any security issued by such Originator or of any agreement, instrument or other written undertaking to which such Originator is a party or by which it or any of its property is bound (except as created hereunder) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Originator or its property is subject; or (c) violate any Law.

(c) Governmental Authorization; Other Consent. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by such Originator of this Agreement or any other Transaction Document to which it is a party (other than such notices or filings required hereunder or thereunder).

(d) Binding Effect. This Agreement has been, and each other Transaction Document to which such Originator is a party, when delivered hereunder, will have been, duly executed and delivered by such Originator. This Agreement constitutes, and each other Transaction Document to which such Originator is a party when so delivered will constitute, a legal, valid and binding obligation of such Originator, enforceable against such Originator in accordance with its terms; provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar Laws affecting the enforcement of creditors’ rights generally.

(e) Accuracy of Information; No Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of such Originator or any of its Affiliates to the Buyer or its assigns (including the Administrative Agent) in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document to which such Originator is a party (other than information of a general economic or general industry nature), as and when furnished and taken as a whole with all such reports, financial statements, certificates and other information previously furnished, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projections, such Originator makes only those representations set forth in the last sentence of this Section. Since September 30, 2012, there has been no event or circumstance (including, without limitation, any casualty event), either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. Any projections delivered by such Originator or any of its Affiliates to the Buyer or its assigns (including the Administrative Agent) have been prepared in light of the past operations of the businesses of such Originator or Affiliate, as applicable and are based upon estimates and assumptions stated therein, all of which such Originator or Affiliate, as applicable has determined to be reasonable in light of then current conditions and current facts and reflect the good faith and reasonable estimates of such Originator or Affiliate, as applicable of the future financial performance of such Originator or Affiliate, as applicable of the other information projected therein for the periods set forth therein (it being understood that actual results may differ from those set forth in such projections).

(f) Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Originator overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against such Originator or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Transaction Document to which such Originator is a party, or any of the transactions contemplated hereby, or (b) could reasonably be expected to have a Material Adverse Effect.

(g) No Termination Event. No Termination Event has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which such Originator is a party.

(h) Good Title. Such Originator is the legal and beneficial owner of the Receivables sold by such Originator and Related Security with respect thereto, free and clear of any Adverse Claim, except as created hereby.

(i) Perfection. This Agreement is effective to create a valid ownership interest of the Buyer in the Receivables sold by such Originator hereunder and Related Security with respect thereto, free and clear of any Adverse Claim except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect the Buyer’s ownership interest in such Receivables and the Related Security to the extent such interest can be perfected by filing a financing statement under the UCC.

(j) Collections. Such Originator has directed all Obligors on the Receivables originated by it existing on or after the applicable Initial Cutoff Date to make payments thereon directly to a Collection Account or Lock Box of the Buyer listed on Exhibit IV to the Credit and Security Agreement as the same may be amended from time to time.

(k) Margin Regulations; Use of Proceeds; Investment Company Act. Such Originator is not engaged or will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock. Such Originator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(l) Compliance with Law. Such Originator is in compliance with the requirements of all Laws applicable to it or its properties, except in such instances in which (i) such requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Receivable reflected in any Purchase Report as an Eligible Receivable, together with the Invoice related thereto, does not violate any Laws applicable thereto (including, without limitation, Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), except where such violation is not reasonably likely to have a Material Adverse Effect.

(m) Names. Places of Business and Locations of Collection Records. Since the later of (i) such Originator’s date of formation and (ii) the past five (5) years ended on the date of this Agreement, such Originator has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement. The principal places of business and chief executive office of such Originator and the offices where it keeps all of its Collection Records are located at the address(es) listed on Exhibit II hereto or such other locations of which the Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 7.3(a) has been taken and completed. Such Originator’s Federal Employer Identification Number is correctly set forth on Exhibit II hereto.

(n) Compliance with Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable originated by it and the related Contract, and since the Initial Cutoff Date has not made or consented to any material change to such Credit and Collection Policy, except such material change as to which the Buyer has been notified and has consented, as required, in accordance with Section 4.1(b)(iv).

(o) Payments to Applicable Originator. With respect to each Receivable transferred by such Originator to Buyer under this Agreement, Buyer has given reasonably equivalent value to such Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt.

(p) Enforceability of Receivables. Each Receivable sold by such Originator to the Buyer hereunder represents a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance thereof and any accrued interest or other Finance

Charges thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(q) Eligible Receivables. Each Receivable originated by such Originator and sold to the Buyer hereunder reflected in any Purchase Report as an Eligible Receivable was an Eligible Receivable on the date of its acquisition by the Buyer hereunder.

(r) Accounting. The manner in which such Originator accounts for the transactions contemplated by this Agreement does not jeopardize the true sale analysis with respect to transfers by such Originator to Buyer pursuant to this Agreement.

(s) Solvency. Such Originator and its Subsidiaries (taken as a whole) are Solvent.

(t) Taxes. There is no proposed tax assessment against any Originator that could reasonably be expected to have a Material Adverse Effect.

(u) OFAC. Neither Originator nor (to the knowledge of such Originator) any Affiliate of such Originator: (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Entities, or (c) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, in each case, that would constitute a violation of applicable Laws. The proceeds of any Advance will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, in each case, that would constitute a violation of applicable Laws.

ARTICLE III

CONDITIONS OF PURCHASE

Section 3.1. Conditions Precedent to Effectiveness. Effectiveness of this Agreement is subject to the conditions precedent that the Buyer shall have received on or before the date thereof the documents listed on Schedule A hereto.

Section 3.2. Conditions Precedent to Subsequent Payments. The Buyer’s obligation to pay for Receivables coming into existence after the applicable Initial Cutoff Date shall be subject to the further conditions precedent that: (a) the Facility Termination Date shall not have occurred under the Credit and Security Agreement; (b) the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) shall have received such other approvals, opinions or documents as it may reasonably request; and (c) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by such Originator that such statements are then true):

(i)	the representations and warranties set forth in Article II are true and correct on and as of the date such Receivable came into existence as though made on and as of such date; and

(ii)	no event has occurred and is continuing that will constitute a Termination Event.

Notwithstanding the foregoing conditions precedent, and subject to the applicable Originator’s receipt of payment of the Purchase Price for any Receivable, all of such Originator’s right, title and interest in and under such Receivable and the Related Security with respect thereto shall vest in the Buyer, whether or not the conditions precedent to the Buyer’s obligation to pay for such Receivable were in fact satisfied. The failure of such Originator to satisfy any of the foregoing conditions precedent may, however, give rise to a claim for indemnity under Article VI of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1. Affirmative Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants (solely with respect to itself) as set forth below:

(a)	Financial Reporting. Such Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee and in lieu of the Buyer):

(i)

Annual Reporting. Annual Reporting. As soon as available, but in any event within 90 days after the end of each fiscal year of the Parent (or, if earlier, 10 Business Days after the date required to be filed with the SEC), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board (or any entity succeeding to its principal functions), as applicable, and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and accompanied by a report containing management’s discussion and analysis of such financial statements for the fiscal year then ended.

(ii)	Quarterly Reporting. As soon as available, but in any event within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent (commencing with the fiscal quarter ending March 30, 2013) (or, if earlier, 10 Business Days after the date required to be filed with the SEC), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(iii)	Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit III hereto signed by one of Parent’s Responsible Officers and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv)	Shareholders’ Statements and Reports; S.E.C. Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of the Parent generally, and copies of all annual, regular, periodic and special reports and material registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Buyer (or the Administrative Agent as the Buyer’s assignee) pursuant to this Agreement.

(v)

Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or results of operations of such Originator as the Buyer (or the Administrative Agent as the

Buyer’s assignee) may from time to time reasonably request in order to protect the interests of the Buyer (and, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) under or as contemplated by this Agreement.

Documents required to be delivered pursuant to Section 4.1(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website currently found at http://www.mohawkind.com; or (ii) while the Credit and Security Agreement remains in effect, on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Buyer shall deliver paper copies of such documents to the Administrative Agent or any Lender that reasonably requests the delivery of such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Loan Parties shall notify the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, so long as the Credit and Security Agreement remains in effect, in every instance the Buyer shall be required to provide paper copies of the compliance certificates required by Section 4.1(a)(iii) to the Administrative Agent.

(b)	Notices. Such Originator will notify the Buyer in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)	Termination Events or Unmatured Termination Events. The occurrence of each Termination Event and each Unmatured Termination Event, by a statement of an Responsible Officer of such Originator.

(ii)	Material Adverse Effect. The occurrence of any event or condition that has had, or is reasonably likely to have, a Material Adverse Effect.

(iii)	ERISA Events. The occurrence of any ERISA Event.

(iv)	Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such proposed change or amendment and, if such proposed change is reasonably likely to adversely affect the collectability of the Receivables originated by such Originator generally or materially decrease the credit quality of newly created Receivables originated by such Originator generally, requesting the Buyer’s consent thereto.

(c)	Compliance with Laws and Preservation of Existence. Such Originator will comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Such Originator will (i) reserve, renew and maintain in full force and effect its legal existence and in good standing or the equivalent thereof (to the extent applicable) under the Laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)	Audits. Such Originator will furnish to the Buyer from time to time such information with respect to it and the Receivables sold by it as the Buyer may reasonably request. Such Originator will, from time to time during regular business hours as requested by the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee and in lieu of the Buyer), upon not less than two (2) Business Days’ prior written notice unless a Termination Event has occurred, permit the Buyer or their respective agents or representatives: (i) to examine and make copies of and abstracts from all Other Records in the possession or under the control of such Originator relating to the Receivables and the Related Security of such Originator, including, without limitation, the related Contracts to the extent permitted by Section 1.5, and (ii) to visit the offices and properties of such Originator for the purpose of examining such materials described in clause (i) above, and to discuss, on a confidential basis, matters relating to such Originator’s financial condition or the Receivables and the Related Security of such Originator or such Originator’s performance under any of the Transaction Documents or such Originator’s performance under the Contracts and, in each case, with any of the officers or employees of such Originator having knowledge of such matters.

(e)	Keeping and Marking of Records and Books.

(i) Such Originator will maintain or will cause the Servicer to maintain administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Such Originator will give, or will direct the Servicer to give, the Buyer notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Such Originator will (A) on or prior to the date on which it becomes a party to this Agreement, make appropriate notation in its computer files and other books and records relating to the Receivables describing the Buyer’s ownership interests in the Receivables and (B) upon the request of the Buyer following the occurrence of a Termination Event, mark each Invoice applicable to any Receivable sold by such Originator to the Buyer hereunder with a legend or code describing the Buyer’s ownership thereof.

(f)	Compliance with Contracts and Credit and Collection Policy. Such Originator will timely (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables originated by it, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each such Receivable and the related Contract.

(g)	Ownership. Such Originator will take all necessary action to establish and maintain, irrevocably, the Buyer’s right, title and interest in and to the Receivables originated or acquired by such Originator and sold to the Buyer hereunder, and to keep the Receivables and associated Related Security, in each case, free and clear of any Adverse Claims other than Adverse Claims in favor of the Buyer (including, without limitation, the filing of all financing statements, continuation statements and/or financing statement amendments necessary under the UCC of all appropriate jurisdictions to perfect the Buyer’s interest in such Receivables and Related Security to the extent such interest can be perfected by filing any of the foregoing under the UCC and such other action to perfect, protect or more fully evidence the interest of the Buyer as the Buyer may reasonably request).

(h)

Agents’ and Lenders’ Reliance. Such Originator acknowledges that the Agents and the Lenders are relying upon the Buyer’s identity as a legal entity that is separate from such Originator and its other Affiliates and agrees to take all reasonable steps to maintain the Buyer’s identity as a separate legal entity and to make it manifest to third parties that the Buyer is an entity with assets and liabilities distinct from those of such Originator and its other Affiliates and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, such Originator (i) will not hold itself out to third parties as liable for the debts of the Buyer nor purport to own any of the Receivables or Related Security sold to the Buyer hereunder, and (ii) will conduct all business with the Buyer on terms reasonably believed by such Originator and the Buyer to be reasonably comparable to those applicable in transactions with an unaffiliated Person in similar circumstances.

(i)	Payment of Taxes and Claims. Such Originator will pay and discharge as the same shall become due and payable, (a) all federal and other tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Originator or (ii) the failure to so pay or discharge the same could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (b) all lawful claims which, if unpaid, could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(j)	Collections. Except in the case of any Collection Account marked with an asterisk on Exhibit IV to the Credit and Security Agreement, such Originator will cause (1) all proceeds from all Lock Boxes into which proceeds of any Receivables sold by such Originator to Buyer hereunder are paid to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock Box and Collection Account into which proceeds of any Receivables sold by such Originator to Buyer hereunder are paid to be subject at all times, to a Collection Account Agreement that is in full force and effect. If any new Lock Boxes or Collection Accounts into which proceeds if any Receivables sold by such Originator to Buyer hereunder are paid are established after the date of this Agreement, in addition to compliance with the foregoing clause (2), such Originator will promptly provide the Buyer or any of its assigns (including the Administrative Agent) with copies of an updated Exhibit IV to the Credit and Security Agreement (and upon such delivery both such Exhibit shall be deemed to be amended accordingly notwithstanding anything in Section 14.1 of the Credit and Security Agreement the contrary). In the event any payments relating to the Receivables are remitted directly to such Originator or any Affiliate of such Originator, such Originator will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, such Originator will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Buyer (and, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee).

Section 4.2. Negative Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants (solely with respect to itself) that:

(a) Name Change, Offices and Collection Records. Such Originator will not (i) change its state of organization, (ii) change its legal name, or (iii) relocate any office where Collection Records are kept by or on behalf of such Originator unless, in each of the foregoing cases, it shall have: (A) given the Buyer at least 30 days’ prior written notice thereof (or such shorter period as may be acceptable to Buyer and at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) and (B) delivered to the Buyer all financing statements, instruments and other documents requested by the Buyer in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Such Originator will not direct any Obligor on the Receivables sold by it to the Buyer hereunder to make payments to any location other than to one of the Buyer’s Lock-Boxes or Collection Accounts listed on Exhibit IV to the Credit and Security Agreement as the same may be amended pursuant to Section 7.1(l) of the Credit and Security Agreement from time to time.

(c) Modifications to Credit and Collection Policy. Such Originator will not, and will not cause or authorize the Servicer to, make any material change to the Credit and Collection Policy that is reasonably likely to materially adversely affect the collectability of the Receivables sold by such Originator to Buyer hereunder generally or materially decrease the credit quality of newly created Receivables sold by such Originator to Buyer hereunder generally.

(d) Sales, Liens. Such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable of such Originator to be sold to Buyer hereunder or the Related Security, or upon or with respect to any Contract under which any such Receivable arises, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Buyer provided for herein), and such Originator will defend the right, title and interest of the Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Originator.

(e) Accounting for Purchases. Such Originator will not account for the transactions contemplated hereby in any manner other than the sale for financial accounting purposes by such Originator to the Buyer of the Receivables sold and transferred by such Originator on or after the applicable Initial Cutoff Date through and including the Termination Date, together with the associated Related Security, except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

ARTICLE V

TERMINATION EVENTS

Section 5.1. Termination Events. The occurrence of any one or more of the following events shall constitute a “Termination Event”:

(a) Such Originator shall fail to make any payment or deposit required hereunder when due, or to perform or observe any term, covenant or agreement hereunder or under any other Transaction Document to which it is a party and such failure shall continue for 30 days after written notice of such failure is given.

(b) Any representation, warranty, certification or written statement made by such Originator in this Agreement, any other Transaction Document to which it is a party, or in any other document delivered pursuant hereto or thereto shall prove to have been materially incorrect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

(c) An Originator fails to (A) make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (B) observe or perform any other agreement or condition relating to such Indebtedness or Guarantee referred to in the immediately preceding clause (A) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded.

(d) There occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which an Originator is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which an Originator is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Originator as a result thereof is greater than $50,000,000.

(e) An Originator institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, examiner, rehabilitator or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Originator and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to an Originator or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

(f) A Change of Control shall occur.

(g) There is entered against an Originator (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the $50,000,000 (to the extent not covered by independent, third-party insurance as to which the applicable insurer has not disputed, denied or failed to acknowledge coverage), or (ii) any one or more nonmonetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 5.2. Remedies. Upon the occurrence and during the continuation of a Termination Event, the Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Originator; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(e), the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Originator and (ii) to the fullest extent permitted by applicable law, declare that interest shall accrue at the Default Rate with respect to any amounts then due and owing by such Originator to the Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of the Buyer and, so long as the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Indemnities by Originators. Without limiting any other rights that the Buyer may have hereunder or under applicable law, each Originator hereby agrees to indemnify (and pay upon demand to) the Buyer and its assigns, officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements actually incurred (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against and actually paid or actually incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the Buyer of any interest in the Receivables originated by such Originator, excluding, however:

(a)	Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b)	Indemnified Amounts to the extent the same arise out of or as a result of claims of one or more Indemnified Parties against another Indemnified Party;

(c)	Indemnified Amounts to the extent the same includes losses in respect of Receivables originated by such Originator that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(d)	taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income or gross receipts of such Indemnified Party;

provided, however, that nothing contained in this sentence shall limit the liability of such Originator or limit the recourse of the Buyer to such Originator for amounts otherwise specifically provided to be paid by such Originator under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, but subject in each case to clauses (a) through (d) above, each Originator shall indemnify the Buyer for Indemnified Amounts relating to or resulting from:

(i)	any representation or warranty made by such Originator (or any officers of such Originator) under or in connection with any Purchase Report, this Agreement, any other Transaction Document to which such Originator is a party or any other information or report delivered by such Originator pursuant hereto or thereto for which the Buyer has not received a Purchase Price Credit that shall have been false or incorrect when made or deemed made;

(ii)	the failure by such Originator, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of such Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)	any failure of such Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv)	any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with goods or services that are the subject of any Contract or any Receivable relating to such Originator;

(v)	any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable sold by such Originator to Buyer hereunder (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or service related to such Receivable or the furnishing or failure to furnish such goods or services;

(vi)	any Collections received, directly or indirectly by an Originator (or its agent) which are not promptly remitted to Buyer;

(vii)	any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, such Originator’s use of the proceeds of the Purchase from it hereunder, the ownership of the Receivables originated by such Originator or any other investigation, litigation or proceeding relating to such Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)	any inability to litigate any claim against any Obligor in respect of any Receivable sold by such Originator to Buyer hereunder reflected in any Purchase Report as being an Eligible Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)	any Termination Event described in Section 5.1(e);

(x)	any failure to vest and maintain vested in the Buyer, or to transfer to the Buyer, ownership of the Receivables originated by such Originator and purported to be conveyed to the Buyer hereunder, together with the associated Related Security, in each case, free and clear of any Adverse Claim;

(xi)	the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or the applicable laws of Canada with respect to any Receivable originated by such

Originator and the Related Security with respect thereto, and the proceeds of any thereof, whether at the time of the Purchase from such Originator hereunder or at any subsequent time, in each case to the extent required to do so pursuant to this Agreement;

(xii)	any action or omission by such Originator which impairs the rights of the Buyer with respect to any Receivable sold by Originator to Buyer hereunder or reduces the value of any such Receivable (for any reason other than the application of Collections thereto or charge-off of any Receivable as uncollectible) unless the Buyer has received a Purchase Price Credit therefor; and

(xiii)	the failure of any Receivable sold by Originator to Buyer hereunder reflected as an Eligible Receivable on any Purchase Report prepared by such Originator to be an Eligible Receivable at the time acquired by the Buyer.

Section 6.2. Other Costs and Expenses. Each Originator shall pay to the Buyer on demand all reasonable costs and out-of-pocket expenses actually incurred in connection with the preparation, execution and delivery of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. In addition to the foregoing, each Originator shall pay, on demand, any and all reasonable costs and expenses, including reasonable counsel fees and expenses, actually incurred by the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) in connection with (i) any amendment to or waiver of this Agreement, and/or (ii) the enforcement of this Agreement and the other documents delivered hereunder following a Termination Event.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Waivers and Amendments. (a) No failure or delay on the part of the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by each Originator and the Buyer and, to the extent required under the Credit and Security Agreement, the applicable Agent and the Liquidity Banks or the Required Liquidity Banks.

Section 7.2. Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first-class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 7.2.

Section 7.3. Protection of Ownership Interests of the Buyer. (a) Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) may request, to perfect, protect or more fully evidence the interest of the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) hereunder, or to enable the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) to exercise and enforce their rights and remedies hereunder. At any time following a Termination Event, the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) may, at such Originator’s sole cost and expense, direct such Originator to notify the Obligors of Receivables of the ownership interests of the Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) or the Buyer’s (or such assignee’s) designee.

(b) If any Originator fails to perform any of its obligations hereunder, the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) may (but shall not be required to) perform, or cause performance of, such obligations, and the Buyer’s (or such assignee’s) costs and expenses incurred in connection therewith shall be payable by such Originator as provided in Section 6.2. Each Originator irrevocably authorizes the Buyer (and, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) at any time and from time to time in the sole discretion of the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee), and appoints the Buyer (and, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) as its attorney(ies)-in-fact, to act on behalf of such Originator (i) to execute on behalf of such Originator as debtor, in the event such Originator fails to timely execute, and to file financing statements necessary in the Buyer’s (or, at any time while the Credit and Security Agreement remains in effect, the Administrative Agent’s) reasonable opinion to perfect and to maintain the perfection and priority of the interest of the Buyer in the Receivables originated by such Originator and (ii) in the event such Originator fails to deliver any financing statement requested pursuant to the preceding clause (i), to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of the Buyer’s interest in such Receivables. This appointment is coupled with an interest and is irrevocable.

Section 7.4. Confidentiality. (a) Each Originator shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letters and the electronic models and files (including electronic files containing model accounting entries for securitization transactions) provided by any Agent or any Conduit in connection with the Credit and Security Agreement; provided, however, such information may be disclosed to third parties to the extent such disclosure is (i) required to comply with any applicable law (including federal and state securities laws) or order of any judicial or administrative proceeding, or (ii) required in response to any summons or subpoena or in connection with any litigation, provided, further, that such Originator inform such person that such information is sensitive, proprietary and confidential. Notwithstanding the foregoing, each Originator shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such Originator or its Affiliates.

(b) The Buyer (and, accordingly, each of its assignees) shall maintain, shall cause each of its employees, officers and agents to maintain, and shall require the Lenders to maintain and to cause each of their respective employees, officers and agents to maintain, the confidentiality of any information obtained by it in respect of the Receivables (including, without limitation, credit losses and delinquency levels) and any other proprietary or confidential information with respect to Parent, the Obligors, the Receivables, the Originators and the Servicer in communications with third parties; provided, however, such information may be disclosed to third parties to the extent such disclosure is (i) required to comply with any applicable law (including federal and state securities laws) or order of any judicial or administrative proceeding, or (ii) required in response to any summons or subpoena or in connection with any litigation, or (iii) to any Person specified in Section 14.5 of the Credit and Security Agreement on the terms set forth therein.

Section 7.5. Bankruptcy Petition. (a) Each Originator and the Buyer covenant and agree that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of all Conduits, it will not institute against, or join any other Person in instituting against, any Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b) Each Originator covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of the Buyer under the Credit and Security Agreement, it will not institute against, or join any other Person in instituting against, the Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 7.6. CHOICE OF LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF THE BUYER IN ANY OF THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 7.7. CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION.

SECTION 7.8. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.9. Integration; Binding Effect; Survival of Terms. (a) The Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the sale and collection of the Receivables and Related Security and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings with respect to the sale and collection of the Receivables and Related Security.

(b) Nothing contained herein or in any other Transaction Document shall be deemed to prohibit or limit any merger or consolidation of an Originator with another Originator so long as any necessary financing statements are filed, promptly after the effectiveness of such merger or consolidation, under the UCC in all jurisdictions necessary to make the representations and warranties contained in this Agreement true and correct after giving effect to such merger or consolidation. Nothing contained herein or any other Transaction Document shall be deemed to prohibit or limit any new entity from becoming an Originator hereunder so long as items 2 through 5 of Schedule A attached hereto are satisfied by such entity. This Agreement shall be binding upon and inure to the benefit of the Originators, the Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). No Originator may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Buyer; provided, however, that no consent of the Buyer shall be required in connection with an assignment by operation of law to the surviving Originator in a merger or consolidation described in the first sentence of this Section 7.9(b). The Buyer may pledge or assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of any Originator. Without limiting the foregoing, each Originator acknowledges that the Buyer, pursuant to the Credit and Security Agreement, may grant to the Administrative Agent for the benefit of the Secured Parties, a security interest in the Buyer’s rights, remedies, powers and privileges hereunder. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Originator pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Section 7.4 shall be continuing and shall survive any assignment or termination of this Agreement.

Section 7.10. Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof in Wilmington, Delaware.

MOHAWK CARPET DISTRIBUTION, INC.

By:	/s/ Shaila Bettadapur
Name: Shaila Bettadapur
Title: VP & Treasurer

Address:	Mohawk Carpet Distribution, Inc.
160 South Industrial Boulevard
Calhoun, Georgia 30301
Attn: James T. Lucke, General Counsel
Phone: (706) 624-2660
Fax: (706) 624-2483

DAL-TILE DISTRIBUTION, INC.

By:	/s/ Shaila Bettadapur
Name: Shaila Bettadapur
Title: VP & Treasurer

Address:	Dal-Tile Distribution, Inc.
160 South Industrial Boulevard
Calhoun, Georgia 30301
Attn: James T. Lucke, General Counsel
Phone: (706) 624-2660
Fax: (706) 624-2483

MOHAWK FACTORING, LLC

By:	/s/ John J. Koach
Name: John J. Koach
Title: Secretary

Address:	Mohawk Factoring, LLC
300 Delaware Avenue, Suite 1273-D
Wilmington, Delaware, 19801

[Signature Page to the Receivables Purchase and Sale Agreement]

Attn: John J. Koach, Secretary and
Assistant Treasurer
Phone: (302) 576-2843
Fax: (302) 658-4269

With a copy to:

Attn: James T. Lucke, General Counsel
Phone: (706) 624-2660
Fax: (706) 624-2483

[Signature Page to the Fourth Amended and Restated Receivables Purchase and Sale Agreement]

EXHIBIT I

DEFINITIONS

This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I to the Credit and Security Agreement.

“Agreement” means the Receivables Purchase and Sale Agreement, dated as of December 19, 2012, among Originators and the Buyer.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Calculation Period” means each fiscal month of the Buyer or portion thereof which elapses during the term of the Agreement. The first Calculation Period shall commence on the date of the initial Purchase hereunder and the final Calculation Period shall terminate on the Termination Date. For purposes of the use of this term in other definitions in Exhibit I to this Agreement, Calculation Periods occurring prior to the date of the initial Purchase hereunder shall mean a fiscal month of the Buyer.

“Credit and Security Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“Dal-Tile” has the meaning set forth in the preamble to the Agreement.

“Discount Factor” means a percentage calculated to provide the Buyer with a reasonable return on its investment in the Receivables originated by each Originator after taking account of (i) the time value of money based upon the anticipated dates of collection of such Receivables and the cost to the Buyer of financing its investment in such Receivables during such period and (ii) the risk of nonpayment by the Obligors. Each Originator and the Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to such Calculation Period during which such Originator and the Buyer agree to make such change.

“Excluded Receivable” means a Receivable for which the Obligor is an Obligor designated in writing by an Originator to Buyer and approved in writing by the Administrative Agent and the Co-Agents with respect to Receivables owing by such Obligor that arises on or after the date specified in such written approval of such designation.

“Factored Receivable” means, with respect to any Originator, any right to payment for goods sold or services performed by such Originator existing on or after the applicable Initial Cutoff Date which is sold or pledged to any factor and designated on such Originator’s accounting system with code “C”, “D”, “S”, “1” or any other code identified as such in writing by the Originator to the Buyer (and, as long as the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee), or which directs that payment be made to a Person other than the Buyer.

“Initial Cutoff Date” means, as to each Originator, the close of business on the Business Day immediately prior to the date on which such Originator became a party to this Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition of Parent and its Subsidiaries, considered as a whole, (ii) the ability of any Originator to perform its material obligations under this Agreement or any other Transaction Document to which such Originator is a party, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document to which such Originator is a party, (iv) any Originator’s, the Buyer’s, any Agent’s or any Lender’s interest in the Receivables generally or in any significant portion of the Receivables or the Related Security with respect thereto, or (v) the collectability of the Receivables generally or of any significant portion of the Receivables.

“Mohawk Distribution” has the meaning set forth in the preamble to the Agreement.

“Original Balance” means, with respect to any Receivable coming into existence after the applicable Initial Cutoff Date, the Outstanding Balance of such Receivable on the date it was created.

“Originator” has the meaning set forth in the preamble to the Agreement.

“Parent” means Mohawk Industries, Inc., a Delaware corporation, and its successors.

“Purchase” means the purchase by the Buyer from an Originator pursuant to Section 1.1(a) of the Agreement of the Receivables originated by such Originator and the Related Security related thereto, together with all related rights in connection therewith.

“Purchase Price” means, with respect to the Purchase from each Originator, the aggregate price to be paid by the Buyer to such Originator for such Purchase in accordance with Section 1.2 of the Agreement for the Receivables originated by such Originator and the associated Related Security being sold to the Buyer, which price shall equal on any date (i) the product of (x) the Outstanding Balance of such Receivables on such date, multiplied by (y) one minus the Discount Factor in effect on such date, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.3 of the Agreement.

“Purchase Price Credit” has the meaning set forth in Section 1.3 of the Agreement.

“Purchase Report” has the meaning set forth in Section 1.1(b) of the Agreement.

“Receivable” means an account receivable (including all rights to payment created by or arising from the sale of goods, lease of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper or an instrument)) owed to any Originator at the time it arises and before giving effect to any transfer or conveyance under this Agreement; provided, however, in no event shall the term “Receivable” include any Factored Receivable or any Excluded Receivable.

“Termination Date” means the earliest to occur of (i) the date on which the Buyer is unable to pay the Purchase Price for any Receivable in accordance with Section 1.2, (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(e), (iii) the Business Day specified in a written notice from the Buyer (or, at any time the Credit and Security Agreement remains in effect, the Administrative Agent as the Buyer’s assignee) to the Originators following the occurrence of any other Termination Event, (iv) the date which is 5 Business Days after the Buyer’s receipt of written notice from any Originator that it wishes to terminate sales under this Agreement, and (v) the date which is 5 Business Days after each Originator receives written notice that the Buyer wishes to terminate purchases under this Agreement.

“Termination Event” has the meaning set forth in Section 5.1 of the Agreement.

“Unmatured Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.

All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Transaction Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Transaction Document, shall be construed to refer to such Transaction Document in its entirety and not to any particular provision thereof, (iv) all references in a Transaction Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Transaction Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word

“through” means “to and including.” Section and Article headings herein and in the other Transaction Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Transaction Document. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any other Transaction Document shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Parent for its fiscal year ended December 31, 2012, except as otherwise specifically prescribed herein.

EXHIBIT II

PLACES OF BUSINESS; LOCATIONS OF COLLECTION RECORDS;

FEDERAL EMPLOYER IDENTIFICATION NUMBER(S); ORGANIZATIONAL

IDENTIFICATION NUMBER; OTHER NAMES

PLACES OF BUSINESS:

Mohawk Carpet Distribution, Inc.

160 S. Industrial Blvd.

Calhoun, GA 30703

Dal-Tile Distribution, Inc.

160 S. Industrial Blvd.

Calhoun, GA 30703

LOCATION OF COLLECTION RECORDS:

Mohawk Servicing, LLC

160 S. Industrial Boulevard

Calhoun, GA 30701

FEDERAL EMPLOYER IDENTIFICATION NUMBER

AND ORGANIZATIONAL IDENTIFICATION NUMBER:

Mohawk Carpet Distribution, Inc.

FEI # 58-2173403

Organizational ID# 2502648

Dal-Tile Distribution, Inc.

FEI# 20-1881043

Organizational ID# 3871291

LEGAL, TRADE AND ASSUMED NAMES:

Aladdin Mills	Bigelow

World Carpet	Harbinger

Mohawk Commercial	Helios

IMAGE	Delaware Valley Wool Scouring

Galaxy	American Weavers

Merit Hospitality	Burton Rug

Custom Weave	Insignia

Wunda Weve	Sunrise

Mohawk International	Hamilton

Karastan	Ciboney Carpet

Alliance Pad	Mohawk Rug & Textile

Crown Craft	Ultra Weave

Mohawk Carpet	Lees

World	American Olean

Diamond	Color Center

Durkan Patterned Carpet	Floorscapes

Rug & Textile Group	Portico

Aladdin Rug	Wayn-tex

Townhouse	Columbia

Newmark & James	DALTILE

Durkan Commercial	Mohawk Home

American Rug Craftsman	Century

Horizon	Keys Granite
Alexander Smith Nonpareil Dyeing and Finishing Rainbow International International Marble and Granite QuickStep	The Mohawk Group

EXHIBIT III

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase and Sale Agreement dated as of December 19, 2012, among Mohawk Carpet Distribution, Inc., Dal-Tile Distribution, Inc., and each other Originator that is now or hereafter a party thereto from time to time, and Mohawk Factoring, LLC (as amended, restated or otherwise modified from time to time in accordance with the Transaction Documents, the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES (IN MY CAPACITY AS AN OFFICER OF THE PARENT AND NOT IN MY INDIVIDUAL CAPACITY) THAT:

1. I am the duly elected             and, accordingly, a Responsible Officer, of Mohawk Industries, Inc., a Delaware corporation (the “Parent”).

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Parent and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or an Unmatured Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

[4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Parent and its Subsidiaries have taken, is taking, or proposes to take with respect to each such condition or event:             ].

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of ______________, 201_.

[Name]

EXHIBIT IV

FORM OF PURCHASE REPORT

For the Calculation Period beginning [date] and ending [date]

TO: THE BUYER

CC: (WHILE THE CREDIT AND SECURITY AGREEMENT REMAINS IN EFFECT) THE ADMINISTRATIVE AGENT

FROM: [INSERT ORIGINATOR NAME]

Aggregate Outstanding Balance of all Receivables sold during the period:	$	_____________				A
Less: Aggregate Outstanding Balance of all Receivables sold during such period which were not Eligible Receivables on the date when sold:	($	____________	)			(B)
Equals: Aggregate Outstanding Balance of all Eligible Receivables sold during the period (A—B):				$	___________	=C
Less: Purchase Price discount during the Period:	($	____________	)			(D)
Equals: Gross Purchase Price Payable during the period (C – D)				$	____________	=E
Less: Total Purchase Price Credits arising during the Period:	($	____________	)			(F)
Equals: Net Purchase Price payable during the Period (E – F):				$	____________	=G

Cash Purchase Price Paid to Originator during the Period:	$	_____________				H

The undersigned hereby represents and warrants that the information set forth above is accurate and complete as of the last day of the Calculation Period set forth above.

[ORIGINATOR NAME]

By:
Name: Title:

SCHEDULE A

LIST OF DOCUMENTS TO BE DELIVERED TO THE BUYER PRIOR TO EFFECTIVENESS

1.	Executed copies of the Receivables Purchase and Sale Agreement, duly executed by the parties thereto.

2.	Current copy of the Credit and Collection Policy of each Originator to attach to the Credit and Security Agreement as an Exhibit.

3.	Good Standing Certificates for each Originator issued by the Secretaries of State of its state of incorporation within thirty (30) days prior to closing.

4.	A certificate of a Responsible Officer of each Originator certifying:

(a)	a copy of the Resolutions of the Board of Directors of such Originator, authorizing Originator’s execution, delivery and performance of the Receivables Purchase and Sale Agreement and the other documents to be delivered by it thereunder;

(b)	a copy of the organizational documents of such Originator (also certified, to the extent that such documents are filed with any governmental authority, by the Secretary of State of the jurisdiction of organization of such Originator on or within thirty (30) days prior to closing);

(c)	the names and signatures of the officers authorized on its behalf to execute the Receivables Purchase and Sale Agreement and any other documents to be delivered by it thereunder; and

(d)	as of the date hereof, no Termination Event or Unmatured Termination Event exists and is continuing.

5.	UCC financing statements naming each Originator as debtor or seller, the Buyer as the assignor secured party or purchaser and the Administrative Agent as total assignee of assignor secured party